Exhibit 3.2

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

PROFESSIONAL HOLDING CORP.

Professional Holding Corp., a Florida corporation (the “Company”), pursuant to the provisions of Section 607.1006, Florida Statutes, adopts these Articles of Amendment (“Amendment”) pursuant to the provisions of the Florida Business Corporation Act (the “Act”).

1.	The Company filed its Articles of Incorporation with the Florida Department of State on January 24, 2014, document number P14000007358.

2.	ARTICLE XII is hereby added to the Company’s Articles of Incorporation and reads as follows:

ARTICLE XII

Forum Selection

Unless the Company consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the state and federal courts in or for Miami-Dade County, Florida or Palm Beach County, Florida will be the exclusive forums for (A) any action or proceeding asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee, or agent of the Company to the Company or the Company’s shareholders; (B) any derivative action or proceeding brought on behalf of the Company; (C) any action or proceeding asserting a claim arising pursuant to any provision of the Florida Business Corporation Act, these Articles of Incorporation, or the Bylaws of the Company; or (D) any action or proceeding asserting a claim governed by the internal affairs doctrine that is not included in subsections (A)-(C) above; provided, however, that, in the event that the state and federal courts in and for Miami-Dade County, Florida or Palm Beach County, Florida lack personal or subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Florida, in each such case, unless such state or federal court, as applicable, has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. If any action, the subject matter of which is within the scope of this Article XII, is filed in a court other than the state and federal courts in and for Miami-Dade County, Florida or Palm Beach County, Florida (or any other state or federal court located within the State of Florida in accordance with this Article XII, as applicable) (a “Foreign Action”) by or in the name of any shareholder, such shareholder will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts in and for Miami-Dade County, Florida and Palm Beach County, Florida (or such other state or federal court located within the State of Florida in accordance with this Article XII, as applicable) in connection with any action brought in any such court to enforce this Article XII; and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. The existence of any prior Alternative Forum Consent will not act as a waiver of the Company’s ongoing consent right as set forth above in this Article XII with respect to any current or future actions or claims. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Company will be deemed to have notice of and have consented to the provisions of this Article XII. Failure to enforce the foregoing provisions would cause the Company irreparable harm and the Company will be entitled to equitable relief, including, without limitation, injunctive relief and specific performance, to enforce the foregoing provisions.

3.	Except and to the extent modified by these Articles of Amendment, the provisions of the Company’s Articles of Incorporation shall remain in full force and effect.

4.	The amendment was approved by the Company’s shareholders. The number of votes cast for the amendment was sufficient for approval.

Signed this 19th day of April, 2019.

/s/ Daniel R. Sheehan
Daniel R. Sheehan
President and Chairman of the Board